Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

IHS PARTS MANAGEMENT INC.

and

i2 TECHNOLOGIES US, INC.

Dated as of November 17, 2005

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

Page
SCHEDULES

Schedule 1.1	Assets
Schedule 3.1(c)	No Conflict
Schedule 3.1(e)	Litigation
Schedule 3.1(f)(1)	Title Exceptions
Schedule 3.1(f)(2)	Sufficiency of Assets Exceptions
Schedule 3.1(i)	Material Agreements
Schedule 3.1(j)	Intellectual Property
Schedule 3.1(k)	Employees; Employee Benefits
Schedule 3.1(h)(1)	Deferred Revenue
Schedule 3.1(h)(2)	Accounts Not Yet Due
Schedule 4.4(c)	Severance Policy
Schedule 6.1(b)	Material Consents
Schedule 9.2	Knowledge Parties

EXHIBITS

Exhibit A-1	U.S. Bill of Sale, Assignment and Assumption Agreement
Exhibit A-2	India Bill of Sale, Assignment and Assumption Agreement
Exhibit B	Assignment and License Agreement
Exhibit C	Patent License Agreement
Exhibit D	Sublease
Exhibit E	Transition Services Agreement
Exhibit F	Professional Services Agreement
Exhibit G	Explorer License Agreement
Exhibit H	i2 Guaranty
Exhibit I	IHS Guaranty

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of November 17, 2005, by and between IHS Parts Management Inc., a Delaware corporation (the “Buyer”), and i2 Technologies US, Inc., a Nevada corporation (the “Seller”).

WHEREAS, Seller and i2 Technologies Software Private Limited, an India corporation and a subsidiary of Seller (“Seller India Affiliate”), currently conduct certain content and data services operations relating to the development, marketing, sale and licensing of Products (as defined in Section 1.1(b)) and the provision of services referenced on Annex A, in the territories and in the manner conducted by Seller and Seller India Affiliate as of the date of this Agreement (the “CDS Operations”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase, the assets of Seller exclusively relating to the CDS Operations;

WHEREAS, Seller desires to cause the Seller India Affiliate to sell to IHS Parts Management Private Limited, an India corporation and a subsidiary of Buyer (“Buyer India Affiliate”), and Buyer desires to cause the Buyer India Affiliate to purchase, the assets of the Seller India Affiliate exclusively relating to the CDS Operations;

WHEREAS, Seller desires to transfer and assign to Buyer, and Buyer desires to assume, certain liabilities and obligations of Seller relating to the CDS Operations; and

WHEREAS, Seller desires to cause the Seller India Affiliate to transfer and assign to the Buyer India Affiliate, and Buyer desires to cause the Buyer India Affiliate assume, certain liabilities and obligations of the Seller India Affiliate relating to the CDS Operations.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

SECTION 1.1. Purchase and Sale. Upon the terms and subject to the conditions set forth herein, Seller agrees to sell, assign, transfer, convey and deliver to Buyer and to cause the Seller India Affiliate to sell, assign, transfer, convey and deliver to the Buyer India Affiliate, and Buyer agrees to purchase and accept from Seller and to cause the Buyer India Affiliate to purchase and accept from the Seller India Affiliate, on the Closing Date, all of the right, title and interest of Seller and the Seller India Affiliate, respectively, in and to the following assets, properties, rights, franchises and privileges of Seller and the Seller India Affiliate exclusively relating to the CDS Operations (collectively, the “Assets”):

(a) the content databases set forth on Schedule 1.1(a) (the “Databases”), subject to a license back to Seller as contemplated by the Assignment and License Agreement (as defined in Section 2.2(e));

(b) the software applications and tools and schemas set forth on Schedule 1.1(b) (the “Software” and, together with the Databases, the “Products”), in object code and source code, including all versions, releases, updates, enhancements, routines, subroutines, screen displays, user interfaces, machine interfaces, documentation and manuals (including any documentation made available to customers and training materials) which are set forth on Schedule 1.1(b), subject to a license back to Seller as contemplated by the Assignment and License Agreement;

(c) the trade names, trademarks and service marks set forth on Schedule 1.1(c) (the “Trademarks”), together with the goodwill of the business associated with the Trademarks;

(d) the copyrights, whether registered or unregistered, in the Products and any and all registrations, recordings, applications for registrations and renewals for registrations thereof set forth on Schedule 1.1(d) (the “Copyrights”), subject to a license back to Seller as contemplated by the Assignment and License Agreement;

(e) subject to Section 1.5 hereof, the contracts and agreements set forth on Schedule 1.1(e) (the “Contracts”);

(f) the equipment set forth on Schedule 1.1(f);

(g) the customer, prospect and supplier records exclusively relating to the CDS Operations, the payroll and human resources records and files relating to the Transferred Employees (as defined in Section 4.4(a) hereof) and the other books, records, files and business documents exclusively relating to the CDS Operations;

(h) all claims against third parties for infringement of any rights conveyed under this Agreement with respect to the Assets arising prior to the Closing Date;

(i) the internet websites and internet domain names to the extent set forth on Schedule 1.1(i) (it being agreed that Buyer shall be responsible, at its own expense, for registering, or transferring any registration related to, such websites and domain names with the appropriate registration authorities); and

(j) the accounts receivable of the CDS Operations which exist at the Closing Date and become due more than thirty (30) days after the Closing Date (it being understood that all accounts receivable which are overdue or which become due prior to such date shall be retained by Seller and/or Seller India Affiliate).

SECTION 1.2. Purchase Price. As consideration for the purchase by Buyer and the Buyer India Affiliate of the Assets (the “Acquisition”), (i) Buyer shall pay to Seller on the Closing Date the sum of TWENTY-NINE MILLION, NINE HUNDRED THOUSAND DOLLARS ($29,900,000) (the “Closing Date Purchase Price”) and (ii) Buyer shall cause the Buyer India Affiliate to pay to the Seller India Affiliate within five (5) days after the consummation of the De-Bonding Process the sum of ONE HUNDRED THOUSAND

DOLLARS ($100,000) (the “India Consideration” and, together with the Closing Date Purchase Price, the “Purchase Price”).

SECTION 1.3. Assumption of Liabilities. In addition to the payment of the Purchase Price and pursuant to the U.S. Bill of Sale, Assignment and Assumption Agreement and the India Bill of Sale, Assignment and Assumption Agreement to be delivered in accordance with Section 2.3, Buyer and Buyer India Affiliate shall assume, respectively, as of the Closing Date and pay, satisfy and discharge in accordance with their terms the following liabilities and obligations of Seller and the Seller India Affiliate, respectively, relating to the CDS Operations (collectively, the “Assumed Liabilities”):

(a) subject to Section 1.5(b) hereof, any and all liabilities, obligations and commitments under the Contracts, regardless of whether incurred prior to, on or after the Closing Date provided neither Seller nor Seller India Affiliate is in default on such obligations or commitments on the Closing Date;

(b) the obligations relating to the Transferred Employees specifically set forth in Section 4.4 as obligations to be fulfilled by Buyer; and

(c) any and all deferred subscription revenue.

SECTION 1.4. Excluded Liabilities. Seller and and the Seller India Affiliate shall retain and be responsible for all other liabilities and obligations of Seller and the Seller India Affiliate, respectively, relating to the CDS Operations other than the Assumed Liabilities, including, without limitation, the following liabilities and obligations of Seller and the Seller India Affiliate, respectively, relating to the CDS Operations (collectively, the “Excluded Liabilities”):

(a) any and all liabilities for income related taxes;

(b) any and all inter-company loans, notes payable or accounts payable to affiliates of Seller; and

(c) all obligations relating to the Transferred Employees except as provided in Section 1.3(b).

SECTION 1.5. Consents; Bundled Contracts.

(a) To the extent that the assignment of any Contract requires the consent of the other party or parties thereto or of any third parties, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or of other obligations or commitments of Seller or the Seller India Affiliate. With regard to any consent that is not obtained prior to the Closing Date, Seller agrees to take and to cause the Seller India Affiliate to take all commercially reasonable actions after the Closing Date and until such consent is obtained and to cooperate with Buyer and Buyer India Affiliate in any reasonable arrangement requested by Buyer (such as subcontracting, sublicensing or subleasing) designed to provide for Buyer or the Buyer India Affiliate all of the benefits of Seller or the

Seller India Affiliate, respectively, under such agreement (including enforcement for the benefit of Buyer or the Buyer India Affiliate of any and all rights of Seller or the Seller India Affiliate arising out of the breach of such agreement). To the extent Buyer is provided the benefits of any such Contract, Buyer shall perform for the benefit of the other persons that are parties thereto the obligations of Seller or any affiliates of Seller thereunder and any related liabilities. In furtherance of and without limiting the generality of the immediately preceding sentence, Buyer and Seller agree that the performance by Buyer of all obligations under any Contract in accordance with the immediately preceding sentence shall be governed by and pursuant to the Professional Services Agreement to be delivered in accordance with Section 2.3.

(b) To the extent that any Customer Contract relates to products and/or services of Seller and its affiliates that are not related to the CDS Operations, the assignment of any such Customer Contract (each, a “Bundled Contract”) shall not constitute an assignment by Seller or an assumption by Buyer of any of the liabilities, obligations, responsibilities or commitments under such Bundled Contracts to the extent relating to such products and/or services of Seller and its affiliates that are not related to the CDS Operations, and Seller and its affiliates shall retain all such liabilities, obligations, responsibilities and commitments.

SECTION 1.6. Allocation. Promptly following the Closing, and in any event within thirty (30) days following the Closing Date, Seller and Buyer shall mutually agree to the allocation of the Closing Date Purchase Price among the Assets; and promptly following the consummation of the De-Bonding Process, and in any event within thirty (30) days following the consummation of the De-Bonding Process, Seller and Buyer shall mutually agree to the allocation of the India Consideration among the India Assets (as defined in Section 2.2(d)). Buyer and Seller hereby covenant and agree to report, and to cause their respective affiliates to report, for Tax purposes the allocation of the Purchase Price among the Assets and the allocation of the India Consideration among the India Assets, respectively, in a manner entirely consistent with such allocations and agree to act, and to cause their respective affiliates to act, in accordance with such allocations in filing all Tax Returns (including, but not limited to, IRS Form 8594). Neither Seller nor Buyer shall take, nor permit any of its affiliates to take, any position that is inconsistent (whether in audits or otherwise) with such allocations unless required to do so by applicable law.

ARTICLE II

THE CLOSING

SECTION 2.1. Closing Date. The consummation of the Acquisition (the “Closing”) shall take place at the offices of Seller, 11701 Luna Road, Dallas, Texas or such other place as the parties shall mutually agree, at 10:00 a.m. (local time) on December 12, 2005 or such later date on which the conditions set forth in Article VI shall be satisfied or waived (the date of the Closing being herein referred to as the “Closing Date”).

SECTION 2.2. Deliveries by Seller at the Closing. At the Closing, Seller shall deliver to Buyer the following:

(a) a certificate signed by an officer of Seller as provided in Sections 6.1(c) and (d) of this Agreement;

(b) a certificate, executed by an authorized officer of Seller, certifying the authority and incumbency of officers of Seller executing this Agreement and the other agreements, instruments or certificates delivered by Seller at Closing;

(c) a Bill of Sale, Assignment and Assumption Agreement relating to the Assets located in the United States, substantially in the form of Exhibit A-1 (the “U.S. Bill of Sale, Assignment and Assumption Agreement”), duly executed by Seller;

(d) a Bill of Sale, Assignment and Assumption Agreement relating to the Assets located in India (the “India Assets”), substantially in the form of Exhibit A-2 (the “India Bill of Sale, Assignment and Assumption Agreement”), duly executed by the Seller India Affiliate;

(e) an Assignment and License Agreement, substantially in the form of Exhibit B (the “Assignment and License Agreement”), duly executed by Seller (it being agreed that Buyer shall be responsible, at its own expense, for recordation of any such assignment, including without limitation with the U.S. Patent and Trademark Offices);

(f) a Patent License Agreement, substantially in the form of Exhibit C (the “Patent License Agreement”), duly executed by Seller;

(g) a Sublease, substantially in the form of Exhibit D (the “Sublease”), duly executed by the Seller India Affiliate;

(h) a Hosting and Transition Services Agreement, substantially in the form of Exhibit E (the “Transition Services Agreement”), duly executed by Seller;

(i) a Professional Services Agreement substantially in the form of Exhibit F (the “Professional Services Agreement”), duly executed by Seller;

(j) a Software License Agreement, substantially in the form of Exhibit G (the “Explorer License Agreement”), duly executed by Seller;

(k) a Guaranty, substantially in the form of Exhibit H, duly executed by i2 Technologies, Inc.; and

(l) such other instruments and documents, in form and substance reasonably acceptable to Buyer and Seller, as may be necessary to effect the Closing.

This Agreement and the agreements and instruments referred to in clauses (c) through (j) of this Section 2.2 are collectively referred to herein as the “Transaction Documents.”

SECTION 2.3. Deliveries by Buyer at the Closing. At the Closing, Buyer shall deliver to Seller the following:

(a) cash in the amount of the Closing Date Purchase Price, payable by wire transfer in immediately-available funds into an account designated in writing by Seller;

(b) a certificate signed by an officer of Buyer as provided in Sections 6.2(c) and (d) of this Agreement;

(c) a certificate, executed by an authorized officer of Buyer, certifying the authority and incumbency of officers of Buyer executing this Agreement and the other agreements, instruments or certificates delivered by Buyer at Closing;

(d) the U.S. Bill of Sale, Assignment and Assumption Agreement, duly executed by Buyer;

(e) the India Bill of Sale, Assignment and Assumption Agreement, duly executed by Buyer India Affiliate;

(f) the Assignment and License Agreement, duly executed by Buyer;

(g) the Patent License Agreement, duly executed by Buyer;

(h) the Sublease, duly executed by Buyer or Buyer’s India Affiliate;

(i) the Transition Services Agreement, duly executed by Buyer;

(j) the Professional Services Agreement, duly executed by Buyer;

(k) the Explorer License Agreement, duly executed by IHS Inc.;

(l) a Guaranty, substantially in the form of Exhibit I, duly executed by IHS, Inc.; and

(m) such other instruments and documents, in form and substance reasonably acceptable to Buyer and Seller, as may be necessary to effect the Closing.

SECTION 2.4. India Assets. Notwithstanding anything to the contrary set forth in this Agreement, the India Assets shall not be transferred, and the India Bill of Sale, Assignment and Assumption Agreement and the Sublease shall not be executed and delivered (or become effective) prior to the consummation of the de-bonding process relating to the Seller India Affiliate’s premises located at 132/133, DivyaSree Technopolis, Yamalur Post, Off Airport Road, Bangalore—560 037, India (the “De-Bonding Process”). Seller and/or the Seller India Affiliate shall use commercially reasonable efforts to complete the De-Bonding Process as quickly as practicable and shall be solely responsible for all taxes, costs and expenses in connection with the De-Bonding Process. Within five (5) business days after such consummation of the De-Bonding Process, Seller India Affiliate and Buyer India Affiliate shall each execute and deliver the India Bill of Sale, Assignment and Assumption Agreement and the Sublease, at which time such India Bill of Sale, Assignment and Assumption Agreement and Sublease shall become effective and the India Assets shall be transferred to Buyer India Affiliate.

Seller and Buyer shall deliver, or cause to be delivered, to the other party such other instruments and documents, in form and substance reasonably acceptable to Seller and Buyer, as may be reasonably necessary to effect such transfer of the India Assets to Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

(a) Organization. Seller is a corporation validly existing and in good standing under the laws of the State of Nevada. The Seller India Affiliate is a corporation validly existing and in good standing under the laws of India. Seller and the Seller India Affiliate have all requisite power and lawful authority to own, lease and operate the Assets and the CDS Operations as now conducted.

(b) Authority. The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, when executed and delivered, each of the other Transaction Documents will be duly executed and delivered by Seller and/or the Seller India Affiliate, as applicable. Assuming the due execution and delivery of this Agreement and the other Transaction Documents by Buyer and/or the Buyer India Affiliate, as applicable, this Agreement constitutes and, when executed and delivered, each of the other Transaction Documents will constitute a valid and binding obligation of Seller and/or the Seller India Affiliate, as applicable, enforceable against Seller and/or the Seller India Affiliate, as applicable, in accordance with their respective terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

(c) No Conflict. The consummation of the transactions hereunder will not require the consent of any party to any material contract to which Seller or the Seller India Affiliate is a party or by which either of them is bound, or the consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity, except for those (i) set forth on Schedule 3.1(c) or (ii) that become applicable solely as a result of the specific regulatory status of Buyer and its affiliates. Except as set forth on Schedule 3.1(c), assuming the consents, approvals, orders, authorizations, registrations, declarations and filings contemplated by the immediately preceding sentence are obtained or made, as applicable, the execution, delivery and performance by Seller of this Agreement will not (i) violate any material law, regulation or order applicable to Seller or the Seller India Affiliate, (ii) result in a breach or violation of any material provision of, or constitute a material default under, any such contract or (iii) conflict with any provision of the certificate of incorporation or by-laws of Seller or the comparable governing documents of the Seller India Affiliate. “Governmental Entity” means any U.S. or India federal, state, municipal or local governmental or regulatory agency with jurisdiction over Seller, the Seller India Affiliate, the CDS Operations or the Assets.

(d) Compliance with Applicable Laws. The conduct by Seller and the Seller India Affiliate of the CDS Operations complies with all statutes, laws, regulations, ordinances and other requirements of any Governmental Entity applicable to the CDS Operations or the Assets (including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended, and the U.S. sanctions administered by the Office of Foreign Assets Control), except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. “Material Adverse Effect” means any event which has or could reasonably be expected to have a material adverse effect on the CDS Operations or the Assets, each taken as a whole, except in any such case where the event relates to or results from (i) public or industry knowledge regarding the transactions contemplated by this Agreement, (ii) any act or omission of Seller or the Seller India Affiliate taken with the prior consent of the Buyer, (iii) the businesses, products or regulatory status of the Buyer or any of its affiliates, (v) the intended use of the Assets by Buyer and its affiliates (if materially different from the use by Seller and its affiliates) or any failure by Buyer and its affiliates to obtain any specific regulatory or similar approvals required to be obtained by Buyer for purchase or such use of the Assets, (v) changes generally affecting the industries in which any part of the CDS Operations participate, or (vi) changes generally in the United States, European or Asian economies.

(e) Litigation; Decrees. Except as set forth on Schedule 3.1(e), (i) there is no material suit, action or proceeding (and, to Seller’s knowledge, no other suit, action or proceeding) pending against Seller or the Seller India Affiliate relating to the CDS Operations or the Assets in any domestic or foreign court or agency, (ii) to the knowledge of Seller, neither Seller nor the Seller India Affiliate has received written notice that any such suit, action or proceeding is threatened and (iii) neither Seller nor the Seller India Affiliate is in default under any judgment, order or decree of any Governmental Entity applicable to the CDS Operations or the Assets. There is no suit, action or proceeding pending in which Seller or the Seller India Affiliate is a plaintiff relating to the CDS Operations or the Assets. Neither Seller nor the Seller India Affiliate has been a named plaintiff or defendant in any such material suit, action or proceeding within the three-year period prior to the date hereof. Seller has no knowledge that any investigation by any Governmental Entity is pending or threatened specifically relating in whole or in part to the CDS Operations or the Assets (it being understood that the governmental investigations disclosed in Seller’s periodic reports filed with the Securities and Exchange Commission do not, and shall not be deemed to, specifically. relate to the CDS Operations or the Assets).

(f) Title to Assets. Except as set forth on Schedule 3.1(f)(1), Seller or the Seller India Affiliate has good title to the Assets, free and clear of any liens or similar encumbrances, other than (i) liens for Taxes, assessments, lienable services and other governmental charges which are not yet due and payable or which, as disclosed on Schedule 3.1(f)(1), are being contested in good faith; (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business, and equipment leases with third parties entered into in the ordinary course of business; (iii) any liens which do not materially detract from the value of the Assets as now used, or materially interfere with any present or intended use of such Assets; and (iv) licenses granted to third parties as set forth in Schedule 3.1(j)(l) and licenses granted by Seller or the Seller India Affiliate in the ordinary course of business to end-user customers permitting such end-users to use the Products. Except as set forth on Schedule 3.1(f)(2), no additional assets, properties or rights, other than those included in the Assets or to be made available to Buyer or the Buyer India Affiliate under Section 2.2, are necessary in order to conduct the CDS Operations as currently conducted, except for such additional assets, properties or rights the failure of which to convey or make available to Buyer would not, individually or in the aggregate, result in a Material Adverse Effect.

(g) Taxes. All material income tax returns required to be filed by Seller and/or the Seller India Affiliate relating to the CDS Operations or the Assets have been filed and all such returns are true, complete and correct in all material respects. All material taxes that are due or claimed to be due from Seller and/or the Seller India Affiliate relating to the CDS Operations or the Assets have been paid other than those (i) currently payable without penalty or interest or (ii) described on Schedule 3.1(f) and being contested in good faith and by appropriate proceedings.

(h) Financial Information. The operating revenue of the CDS Operations for the years ended December 31, 2003 and 2004, and the nine-month period ended September 30, 2005, was approximately $12.8 million, $11.3 million and $8.4 million, respectively. The direct and allocated operating expenses assigned by the management of Seller and its parent company to the CDS Operations for the years ended December 31, 2003 and 2004, and the nine-month period ended September 30, 2005, were approximately $8.3 million, $7.7 million and $3.4 million, respectively. Seller believes that the expense amounts referred to in the previous sentence fairly present in all material respects the direct and allocated operating expenses of the CDS Operations, excluding any allocations relating to Corporate IT, Facilities and G&A, for the relevant periods, given the allocation methodologies utilized by the management of Seller and its parent company during such periods. No representation or warranty is made as to (i) the accuracy, adequacy or appropriateness of any such allocation methodology or (ii) the operating results of the CDS Operations had the CDS Operations been operated on a stand-alone basis. The “net deferred revenue” balance of $5,125,634 on September 30, 2005 (reflected on Schedule 3.1(h)(1)) is accurate in all material respects and represents prepaid future revenue actually received by Seller on or prior to such date pursuant to the Customer Contracts (as defined on Schedule 1.1(e)) for reference database products delivered by Seller as of such date. To the knowledge of Seller, the “accounts not yet due” balance of $4,298,163 on September 30, 2005 (reflected on Schedule 3.1(h)(2)) is accurate in all material respects and represents invoices not yet collected by Seller on that date pursuant to the Customer Contracts with respect to reference database products delivered by Seller as of such date with invoice due dates after December 30, 2005. No representation or warranty is made as to the future collectibility of any such accounts not yet due.

(i) Agreements. Schedule 3.1(i) lists each material agreement or contract to which Seller or the Seller India Affiliate is a party or by which it is bound relating to the CDS Operations including, but not limited to, any (i) agreements not made in the ordinary course of business, (ii) employee or consulting agreements, (iii) non-competition agreements or other agreements that restrict or restrain Seller or the Seller India Affiliate in the conduct of the CDS Operations, (iv) equipment leases, (v) distribution, sales agency or other agreements with respect to distribution of third party products or distribution by third parties of the Products, (vi) agreements under which the CDS Operations license software, data or other intellectual property from third parties, and (vii) customer agreements. True, complete and correct copies of all of the agreements set forth on Schedule 3.1(i) have been furnished to Buyer, and all such agreements are in full force and effect. Seller or the Seller India Affiliate, as applicable, has performed all material obligations required to be performed by it and is not in material default under any such agreement. To the knowledge of Seller, no other party to any such agreement is in material default thereunder nor does any condition exist which with notice or lapse of time or both would constitute a material default thereunder. To the knowledge of Seller, there exists no contract bid or contract proposal made by Seller or the Seller India Affiliate relating to the CDS Operations which, if accepted and performed, would reasonably be expected to result in a Material Adverse Effect.

(j) Intellectual Property.

(i) Seller or the Seller India Affiliate owns, or is licensed or otherwise possesses the lawful right to use, all Intellectual Property Rights (as defined below) that are used in the CDS Operations (the “CDS Intellectual Property Rights”). For purposes of this Agreement, “Intellectual Property Rights” means patents, trademarks, trade names, service marks, copyrights, and all applications therefor, schematics, inventions, technology, know-how, computer software programs or applications, trade secrets, tangible and intangible information, content, data or material.

(ii) There are no trade names, trademarks or service marks used in the CDS Operations except as set forth on Schedule 1.1(d). Schedule 3.1(j)(1) sets forth a complete list of all licenses, sublicenses and other agreements pursuant to which Seller or the Seller India Affiliate is authorized to use Intellectual Property Rights of any third parties in the conduct of the CDS Operations. Schedule 3.1(j)(2) sets forth a complete list of all licenses, sublicenses and other agreements pursuant to which any other person is authorized to use CDS Intellectual Property Rights (other than pursuant to licenses granted by Seller or the Seller India Affiliate in the ordinary course of business to end-user customers permitting such end-users to use the Products).

(iii) Except for obligations under the Contracts, the Products and the rights of Seller and the Seller India Affiliate therein are not subject to any legal or, to Seller’s knowledge, contractual restriction that would prevent the Products from being licensed, sublicensed, marketed, modified or otherwise used or sold by Seller and the Seller India Affiliate without restriction and without any royalty or other payment to any other person.

(iv) To the knowledge of Seller, the CDS Operations as conducted by Seller and the Seller India Affiliate are not infringing upon or misappropriating any patent, copyright, trade secret, trademark or other proprietary right of any person, and neither Seller nor the Seller India Affiliate has received any written notice of any such conflict or claim within the past two (2) years. For the avoidance of doubt, nothing in Sections 3.1(j)(iii) or (iv) shall be construed to require Seller or Seller India Affiliate to conduct any outside search or clearance of issued patents or registered trademarks.

(v) Seller’s standard practice is to require each employee of the CDS Operations to execute a proprietary information and confidentiality agreement in the form of Schedule 3.1(j)(3).

(vi) Except as contemplated by the Contracts, neither Seller nor the Seller India Affiliate is under any contractual or other obligation to provide software or data development, enhancements or customized software or data or to otherwise enhance, develop or customize any of the Products in any way. Seller has in its possession documentation for the Software that is, in Seller’s reasonable opinion, documented to a standard that will permit operation and maintenance of the Software in all material respects.

(vii) All of the Products are distributed to customers pursuant to the terms of a license agreement that provides that Seller and/or the Seller India Affiliate retains title to the Products.

(k) Employees; Employee Benefits.

(i) Schedule 3.1(k)(1) sets forth a true and complete list of all current employees of the CDS Operations (“CDS Employees”), including name, title, date of hire, current base salary, date and amount of last increase and bonus or other incentive arrangement and indicating any employees on disability or other permitted leaves of absence.

(ii) Neither Seller nor Seller India Affiliate is a party to, or bound by, any collective bargaining agreement covering any of the CDS Employees. Seller and Seller India Affiliate are in material compliance with all laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours with respect to the CDS Employees, and there is no labor strike, dispute, slowdown, stoppage or organizational effort pending or, to the knowledge of Seller, threatened relating to the CDS Employees. There are no claims pending or, to the knowledge of Seller, threatened between Seller or the Seller India Affiliate and any of the present or former employees of the CDS Operations arising from the employment of such present or former employees by Seller or the Seller India Affiliate.

(iii) Schedule 3.1(k)(2) sets forth a true and complete list of all Employee Benefit Plans covering the CDS Employees maintained, sponsored or contributed to by Seller or the Seller India Affiliate, to which Seller or the Seller India Affiliate is obligated to contribute or with respect to which Seller, the Seller India Affiliate or any ERISA Affiliate of Seller have any liability or potential liability with respect to service as a CDS Employee, whether direct or indirect. “Employee Benefit Plans” means any incentive compensation plans, deferred compensation plans, bonus plans, executive compensation plans, pension plans, employee profit sharing plans, employee stock purchase plans, welfare plans (including group life, medical, hospitalization and disability or other insurance plans) and any other material plans providing benefits to CDS Employees in the United States, India and any other applicable jurisdiction. “ERISA Affiliate” means any employer other than Seller who is, or at any relevant time was, together with the Seller, treated as a “single employer” under section 414(b), 414(c) or 414 (m) of the Code. Seller and the Seller India Affiliate are in material compliance with all applicable laws and regulations with respect to each of the Employee Benefit Plans and have performed and complied in all material respects with all of their respective obligations with respect thereto, and each of the Employee Benefit Plans has complied in all material respects with its terms. True, complete and correct copies of each of the Employee Benefit Plans have been furnished to Buyer.

(l) Brokers, Finders, etc. Neither Seller nor the Seller India Affiliate is subject to any valid claim of any broker, investment banker, finder or other intermediary in connection with the transactions contemplated by this Agreement.

(m) No Other Representations or Warranties. Except for the representations and warranties of Seller expressly set forth in this Agreement, neither Seller nor any other person or entity makes any other express or implied representation or warranty on behalf of Seller, or otherwise with respect to CDS Operations or the Assets.

SECTION 3.2. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

(a) Organization. Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware.

(b) Authority. The execution and delivery by Buyer of this Agreement, and the performance by Buyer of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, when executed and delivered, each of the other Transaction Documents will be duly executed and delivered by Buyer and/or the Buyer India Affiliate, as applicable. Assuming the due execution and delivery of this Agreement and the other Transaction Documents by Seller and/or the Seller India Affiliate, as applicable, this Agreement constitutes and, when executed and delivered, each of the other Transaction Documents will constitute a valid and binding obligation of Buyer and/or the Buyer India Affiliate, as applicable, enforceable against Buyer and/or the Buyer India Affiliate, as applicable, in accordance with their respective terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

(c) No Conflict. To the knowledge of Buyer, the consummation of the transactions hereunder will not require the consent of any party to any material contract to which Buyer or the Buyer India Affiliate is a party or by which either of them is bound, or the consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity, except for those that become applicable solely as a result of the specific regulatory status of Seller and its affiliates. The execution, delivery and performance by Buyer of this Agreement will not (i) violate any material law, regulation or order applicable to Buyer or the Buyer India Affiliate, (ii) result in a breach or violation of any material provision of, or constitute a material default under, any such contract or (iii) conflict with any provision of the certificate of incorporation or by-laws of Buyer or the comparable governing documents of the Buyer India Affiliate.

(d) Financing. Buyer has sufficient funds or firm financing commitments in place with respect to all funds necessary to consummate the transactions contemplated by this Agreement. If some or all of the Purchase Price will be obtained from external financing sources, Buyer has delivered to Seller executed commitments from responsible financial institutions in form and substance satisfactory to Seller for the provision of such funds. Buyer will have available as of the Closing Date funds sufficient to pay the Purchase Price.

(e) Brokers, Finders, etc. Neither Buyer nor the Buyer India Affiliate is subject to any valid claim of any broker, investment banker, finder or other intermediary in connection with the transactions contemplated by this Agreement.

(f) No Other Representations or Warranties. Except for the representations and warranties of Buyer expressly set forth in this Agreement, neither Buyer nor any other person or entity makes any other express or implied representation or warranty on behalf of Buyer.

ARTICLE IV

COVENANTS

SECTION 4.1. Conduct of Business. From the date of this Agreement through the Closing, Seller and Buyer agree that, except (i) as otherwise provided for in, or contemplated by, this Agreement or (ii) as approved by Buyer and Seller:

(a) Seller shall operate, and shall cause the Seller India Affiliate to operate, the CDS Operations in the ordinary course in substantially the same manner as currently operated including, by way of example and not limitation, by conducting its CDS Operations consistent with historical practice in the ordinary course of business and retaining its current employees related to the CDS Operations.

(b) Except in the ordinary course of business or as required by law or by contractual obligations or other understandings or arrangements existing on the date of this Agreement, Seller shall not knowingly perform any act, or omit to perform any act within its reasonable control, which will cause a breach of any representation, warranty or obligation of Seller contained in this Agreement, which breach will result in a Material Adverse Effect.

(c) Seller shall promptly advise Buyer in writing if Seller becomes aware of (i) any fact or condition that would cause any representation or warranty of Seller to be untrue or incorrect in any material respect on and as of the Closing Date or (ii) any event that has or could reasonably be expected to have a Material Adverse Effect.

SECTION 4.2. Consents.

(a) Subject to the terms and conditions of this Agreement, Seller and Buyer agree (without being obligated to make any payment to any third party) to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing, including each using its reasonable best efforts to:

(i) obtain the waivers, consents and approvals from other parties to the material Contracts identified on Schedule 1.1(e) as requiring a waiver, consent or approval;

(ii) obtain all consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign law or regulation in order to consummate the transactions contemplated hereby;

(iii) prevent the entry, enactment or promulgation of any threatened or pending injunction or order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby;

(iv) lift or rescind any injunction or order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby; and

(v) effect all necessary registrations and filings and submissions of information requested by Governmental Authorities in order to consummate the transactions contemplated hereby.

(b) Buyer recognizes that certain consents to the transactions contemplated by this Agreement may have been or may be required from third parties, including parties to the material Contracts identified on Schedule 1.1(e) and Governmental Authorities. Buyer agrees that Seller shall not have any liability whatsoever arising out of or relating to the failure to obtain any consent identified on Schedule 3.1(c) or because of the termination of any such contract or any such permit, license or other governmental authorization as a result thereof. Buyer further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached as a result of (i) the failure to obtain any consent identified on Schedule 3.1(c) or any such termination or (ii) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any consent identified on Schedule 3.1(c) or because of any such termination.

SECTION 4.3. Further Assurances. From time to time, whether before, at, or after the Closing, each party hereto, shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such other commercially reasonable actions as may be necessary to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, if as of the date hereof there are additional assets, properties or rights of Seller or the Seller India Affiliate (i) that exclusively relate to the CDS Operations but that are not included in the Assets, then, to the extent it is in their power to do so, at or after the Closing Seller or the Seller India Affiliate, as applicable, shall execute and deliver such documents and instruments (and take or cause to be taken all such other commercially reasonable actions) as shall be reasonably necessary to convey, transfer and deliver such assets, properties or rights to Buyer or the Buyer India Affiliate, and (ii)

that do not exclusively relate to the CDS Operations but that are necessary in order to conduct the CDS Operations as currently conducted and are not made available to Buyer or the Buyer India Affiliate under Section 2.2, then, to the extent it is within their power to do so, at or after the Closing Seller or the Seller India Affiliate, as applicable, shall execute and deliver such documents and instruments (and take or cause to be taken all such other commercially reasonable actions) as shall be reasonably necessary to make such assets, properties and rights available to Buyer on substantially the same terms and conditions as those contemplated by the Explorer License Agreement. The obligations of Seller and Seller India Affiliate under this Section 4.3 shall expire on the first (1st) anniversary of the Closing Date. Buyer and Seller shall act in good faith in determining whether there are additional assets, properties or rights that come within the provisions of this Section 4.3.

SECTION 4.4. Employee Matters.

(a) Buyer or the Buyer India Affiliate shall offer to hire on the Closing Date each employee set forth on Schedule 3.1(k)(1), in a reasonably comparable position and at the same or greater pay than that enjoyed by such employee immediately prior to the Closing Date as forth on Schedule 3.1(k)(1). Employees who accept a position with Buyer or the Buyer India Affiliate and commence employment with Buyer or the Buyer India Affiliate on or after the Closing Date shall be referred to as “Transferred Employees.”

(b) Buyer acknowledges and agrees that any employment loss within the meaning of the Worker Adjustment and Retraining Notification Act (the “WARN Act”), 29 U.S.C. §§ 2101 et seq., suffered by any Transferred Employee within ninety (90) days after the Closing Date shall have been caused by Buyer’s decision not to continue the employment of such employee, and not by the sale of the Assets or the transfer of such employees to Buyer or the Buyer India Affiliate. Buyer further acknowledges and agrees that it shall be responsible for giving any notices required by the WARN Act, that it is liable to any Transferred Employee who does not receive notice under, and who suffers an employment loss, as defined in, the WARN Act and that it is responsible to and shall indemnify and hold harmless Seller and its affiliates for any and all claims asserted by any Transferred Employee under the WARN Act because of a “plant closing” or “mass layoff,” as defined therein, occurring after the Closing Date. For purposes of this Agreement, the Closing Date is and shall be the same as the “effective date” of the sale within the meaning of the WARN Act.

(c) Buyer and the Buyer India Affiliate shall adopt the severance policy described in Schedule 4.4(c), and shall make severance payments and pay severance related benefits to any Transferred Employee who has been terminated in accordance with the terms of such policy for a period of one (1) year following the Closing Date. Seller shall be responsible for all severance obligations to any employee set forth on Schedule 3.1(k)(1) who rejects the offer of employment made by Buyer or the Buyer India Affiliate (or who accepts such offer of employment and does not commence employment with Buyer or the Buyer India Affiliate on or after the Closing Date) and is terminated by Seller in connection with the transactions contemplated herein.

(d) After the Closing Date, Buyer or the Buyer India Affiliate shall provide Transferred Employees with benefit plans, policies and programs for a period of at least one (1) year following the Closing Date which are substantially equivalent in the aggregate to the benefit plans, policies and programs provided by Seller or the Seller India Affiliate to the Transferred Employees immediately prior to the Closing Date, other than any equity compensation plans (including, but not limited to, plans providing for the award or purchase of stock, stock units, stock options, stock appreciation rights or other similar equity-based rights). Buyer and the Buyer India Affiliate, and their respective benefit plans, policies and programs that are “welfare plans” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), shall be responsible for all eligible claims for benefits incurred on and after the Closing Date with respect to such plans. For purposes of this paragraph, a claim shall be deemed to have been incurred on the date on which the medical or other treatment or service was rendered and not the date of the inception of the related illness or injury or the date of submission of a claim related thereto. Seller and the Seller India Affiliate, and their respective benefit plans, policies and programs that are “welfare plans” (as defined in Section 3(1) of ERISA), shall be responsible for all eligible claims for benefits incurred prior to the Closing Date with respect to such plans. The medical related welfare plans of Buyer and the Buyer India Affiliate shall not contain any exclusion or limitation with respect to any pre-existing conditions, and shall waive any medical certification for Transferred Employees.

(e) Buyer agrees to grant, and to cause the Buyer India Affiliate to grant, to Transferred Employees credit for service with Seller for purposes of vacation, sick or other approved leave, benefit plans, policies and arrangements, and any other entitlements which count service for eligibility and/or entitlement to benefits; provided, that, Buyer will not grant credit for service with Seller for purposes of any pension plan in which any such Transferred Employee may be given an opportunity to participate.

(f) Buyer or the Buyer India Affiliate shall be responsible for any legally mandated continuation of health care coverage for all Transferred Employees and/or their covered dependents who have a loss of health care coverage due to a qualifying event (as defined in Section 4980B of the Internal Revenue Code of 1986, as amended) (the “Code”) that occurs after the Closing Date.

(g) Seller shall cause the trustee of the Seller’s 401(k) plan to effect a direct trustee-to-trustee transfer of the account balances (determined as of the date of transfer and without regard to any applicable vesting schedule) of the Transferred Employees held in Seller’s 401(k) plan to a comparable 401(k) plan of Buyer for the benefit of the Transferred Employees, subject to Buyer providing Seller with evidence reasonably satisfactory to Seller that Buyer’s 401(k) plan is qualified under Code section 401(a).

(h) Seller or the Seller India Affiliate shall remain responsible and retain liability for workers’ compensation claims and all other claims relating to occupational illnesses and injuries incurred by Transferred Employees before the Closing Date (regardless of when such claims are reported), and Buyer and the Buyer India Affiliate shall be responsible and liable for workers’ compensation claims and all other claims relating to occupational illnesses and injuries incurred by Transferred Employees on or after the Closing Date.

(i) When an employee set forth on Schedule 3.1(k)(1) who is, on the Closing Date, absent due to illness or on short-term disability (including maternity disability) or workers’ compensation or other approved leave, seeks to return to active employment within any deadline imposed by Seller, the Seller India Affiliate or applicable law, Buyer or the Buyer India Affiliate shall reinstate employment to such employee in the same or a comparable position to that which the employee occupied before such absence (but only at such time that the employee is capable of performing the essential functions of the position occupied immediately before such absence) where reinstatement is required by law. In addition, immediate employment in the same (or, where permissible under the statute pursuant to which leave was taken, comparable) positions will be offered to such employees returning from authorized leaves of absence (such as parental, family and medical, and military leaves) where return to work is required by law.

(j) In addition to the foregoing provisions of this Section 4.4, Buyer shall cause the Buyer India Affiliate to comply in all material respects with applicable India law on and after the Closing Date relating to the employment and benefits of all Transferred Employees who are employed in India (the “India-Based Transferred Employees”). The Seller India Affiliate shall be responsible for compliance in all material respects with applicable India law prior to the Closing Date relating to the employment and benefits of all India-Based Transferred Employees. The Buyer India Affiliate shall be responsible for any legally mandated continuation of retirement and other benefits with respect to any India-Based Transferred Employees under the applicable laws of India, and the Seller India Affiliate shall transfer the assets relating to the retirement and “Provident Fund” benefits of any such India-Based Transferred Employees held in an India-based plan of the Seller India Affiliate to a comparable retirement and “Provident Fund” plan established prior to the Closing Date by the Buyer India Affiliate which complies with the applicable laws of India relating to such plans.

(k) The provisions of this Section 4.4 pertaining to the employment of Transferred Employees and India-Based Transferred Employees are solely for the benefit of the parties to this Agreement, and no employee or former employee of Seller, Buyer or their respective affiliates (or any other individual associated with them) shall be regarded for any purpose as a third party beneficiary of this Agreement.

(l) On or prior to the Closing Date, Seller will pay all sales commissions owing to Transferred Employees with respect to all sales made prior to the date of this Agreement (including commissions on deferred revenue and unbilled receivables included in the Assets). In addition, Seller will pay, or will cause the Seller India Affiliate to pay, to the Transferred Employees, as and when such liabilities become due and payable, any and all compensation, bonus, vacation and other liabilities to such Transferred Employees relating to the period prior to the Closing Date to the extent Seller or Seller India Affiliate remains responsible for such liabilities under the terms of this Agreement.

(m) Notwithstanding anything to the contrary set forth in this Agreement, the India-Based Transferred Employees shall not become employees of Buyer India Affiliate until the transfer of the India Assets to Buyer India Affiliate becomes effective as provided in Section 2.4. With respect to the India-Based Transferred Employees, the references in this Section 4.4 to the Closing Date shall refer to the date of transfer of such India Assets to

Buyer India Affiliate; provided, however, that Buyer India Affiliate shall make an irrevocable offer to hire such employees on the Closing Date in accordance with Section 4.4(a), and such irrevocable offer to hire shall be conditioned only upon the consummation of the De-Bonding Process.

SECTION 4.5. Cooperation With Respect to Tax Matters.

(a) After the Closing Date, each of Buyer and Seller shall (i) provide, or cause to be provided, to each other’s respective subsidiaries, officers, employees, representatives and affiliates, such assistance as may reasonably be requested, including making available employees and the books and records relating to the Assets, by any of them in connection with the preparation of any Tax Return or any Audit relating to the Assets and (ii) retain, or cause to be retained, for so long as any such taxable years or Audits shall remain open for adjustments, any records or information which may be relevant to any such Tax Returns or Audits.

(b) As used in this Agreement:

(i) “Tax” or “Taxes” shall include all federal, state, local and foreign taxes, assessments, and governmental charges (whether imposed directly or through withholdings), including any interest, penalties and additions to Tax applicable thereto;

(ii) “Tax Returns” shall include any federal, state, local and foreign tax returns, declarations, elections, statements, reports, schedules and information returns or the refiling of any such Tax Returns previously filed; and

(iii) “Audit” shall include any audit, assessment of Taxes, reassessment of Taxes, or other examination by any taxing, authority or any judicial or administrative proceedings or appeal of such proceedings.

SECTION 4.6. Tax Indemnity. Buyer and the Buyer India Affiliate shall be liable for, shall pay to the appropriate Tax authorities, and shall hold Seller and the Seller India Affiliate harmless against, all Taxes of Buyer and the Buyer India Affiliate arising from the CDS Operations after the Closing Date. Seller and the Seller India Affiliate shall be liable for and pay to the appropriate Tax authorities, and shall hold Buyer and the Buyer India Affiliate harmless against, all Taxes of Seller and the Seller India Affiliate arising from the CDS Operations prior to the Closing Date, including without limitation any Taxes arising from the transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, Buyer and Seller shall each be responsible for and pay one-half of all transfer, sales and other similar taxes (other than arising in connection with the De-Bonding Process) arising from the transactions contemplated by this Agreement.

SECTION 4.7. Financial Information.

(a) After the Closing, upon reasonable written notice, Buyer and Seller shall furnish (or cause the Buyer India Affiliate and the Seller India Affiliate, respectively, to furnish) to each other and their respective accountants, counsel and other representatives access, during normal business hours, to such information (including records pertinent to the Assets) as is reasonably necessary for financial reporting and accounting matters.

(b) Buyer and the Buyer India Affiliate shall retain all of the books and records relating to the Assets that are necessary for financial reporting and accounting matters for a period of seven (7) years after the Closing Date or such longer time as may be required by law. After the end of such period, before disposing of such books or records Buyer and the Buyer India Affiliate shall give notice to such effect to Seller and give Seller an opportunity to remove and retain all or any part of such books or records as Seller may elect.

SECTION 4.8. Expenses. Whether or not the Closing takes place, except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

SECTION 4.9. Insurance. Buyer and the Buyer India Affiliate shall secure insurance with respect to the CDS Operations from the Closing Date covering general liability (including, without limitation, premises liability), products liability and workers compensation in amounts customary for the industries in which the Buyer will operate the Assets.

SECTION 4.10. Publicity. Seller and Buyer agree that, prior to the Closing, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent (which consent shall not be unreasonably withheld) of the other party, except as such release or announcement may be required by law (including SEC disclosure obligations) or legal process or pursuant to any applicable rules of any stock exchange or any applicable stock listing agreement. Seller and Buyer agree that, prior to the Closing, no disclosure of the terms or provisions of this Agreement shall be made except to representatives, advisors, counsel and lenders to the parties hereto who acknowledge the confidentiality of this Agreement, and except as required by law (including SEC disclosure obligations) or legal process or pursuant to any applicable rules of any stock exchange or any applicable stock listing agreement.

SECTION 4.11. Certain Understandings.

(a) Buyer acknowledges that, except as expressly set forth herein (i) neither Seller, the Seller India Affiliate nor any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the CDS Operations or the Assets, and (ii) neither Seller, the Seller India Affiliate nor any other person will be subject to any liability to Buyer, the Buyer India Affiliate or any other person resulting from the distribution to Buyer, the Buyer India Affiliate or any other person of, or the use of, any such information. Buyer acknowledges that, should the Closing occur, Buyer and the Buyer India Affiliate will acquire the Assets in an “as is” condition and on a “where is” basis, without any representation or warranty of any kind, express or implied, except such representations and warranties expressly set forth herein.

(b) Buyer acknowledges that, except as expressly set forth herein, neither Seller, the Seller India Affiliate nor any other person has made any representation or warranty, express or implied, as to (i) the physical condition or state of repair of any leased property relating the Assets, the improvements constituting a part thereof or the equipment and fixtures appurtenant thereto, (ii) the use or potential use thereof, or (iii) any other matter affecting, or relating to, such property or the operation, ownership or management thereof.

SECTION 4.12. Disclosure Schedules. Seller may, at its option, amend any of the disclosure schedules delivered by Seller under this Agreement at any time on or prior to the Closing; provided, however, that in the event any item or items added to any such disclosure schedule shall reflect, individually or in the aggregate, a Material Adverse Effect, Buyer may, if it so elects, terminate this Agreement in accordance with Section 7.1. The liability of Seller for breach of any representation or warranty of Seller set forth in this Agreement shall be determined with reference to the disclosure schedules as most recently amended.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.1. Confidentiality.

(a) The Seller and Buyer’s parent have entered into a Confidentiality Agreement dated September 12, 2005, the terms of which are intended to survive the execution and delivery of this Agreement, provided that any obligation of Buyer’s parent with respect to Confidential Information (as such term is defined therein) relating to the CDS Operations or the Assets shall terminate upon the Closing.

(b) After the Closing, Seller shall hold in confidence and not use any Confidential Information (as that term is hereinafter defined) exclusively relating to the CDS Operations or the Assets which remains after Closing in the possession or memory of Seller. Notwithstanding the foregoing, the confidentiality obligations of this Section 5.1 shall not apply to information (a) which Seller is compelled to disclose by judicial or administrative process, or, in the opinion of counsel, by other mandatory requirements of law; (b) which can be shown to have been generally available to the public other than as a result of a breach of this Section 5.1, or (c) which relates to the continuing business operations of the Seller and its affiliates following the Closing. As used herein, the term “Confidential Information” means trade secrets, current and prospective customer lists, operational methods, pricing information, cost information, sources of supply, sources of customers, business plans, models, projections or prospects, data, know-how, contract rights, and other information concerning the CDS Operations or the Assets of a confidential, proprietary or secret nature not readily available to the public. Seller shall use reasonable efforts to ensure compliance with this covenant by its employees.

SECTION 5.2. Cooperation With Regard to Public Filing Obligations. Each party agrees to use commercially reasonable efforts to assist the other in connection with any filings with the Securities and Exchange Commission or any other regulatory body that requires information relating to, or that may be required as a result of, the Acquisition and/or the CDS Operations.

SECTION 5.3. Access to Information. Prior to the Closing, Seller shall afford the officers, employees and agents of Buyer reasonable access to the facilities, employees and records (but not including confidential personnel records) of Seller relating to the CDS Operations during normal business hours with prior consent (which consent shall not be unreasonably withheld) and in a manner that will not unreasonably disrupt the operation of Seller and its affiliates. Notwithstanding the foregoing, access may be limited, if necessary, by Applicable Law, contractual obligations or preservation of privilege.

SECTION 5.4. Covenant Not to Compete; Covenant Not to Hire.

(a) Seller shall not, and shall cause its controlled affiliates not to, for a period of thirty six (36) months from the Closing Date, engage in any Competitive Business (as hereinafter defined) anywhere in the world; provided, however, that nothing herein contained shall be construed to prevent Seller or its affiliates from (x) acquiring or merging with any business, person or entity (other than an Identified Competitive Entity) seventy-five percent (75%) or more of whose consolidated revenues for the most recently completed fiscal year prior to such acquisition were derived from businesses other than a Competitive Business or (y) being acquired by, or engaging in a business combination, a merger of equals or a similar transaction with, any person or entity (other than an Identified Competitive Entity) engaged in a Competitive Business; and, in each such case, continuing to operate such Competitive Business. For purposes of this Agreement, (i) “Competitive Business” shall mean the development, marketing, sale and licensing of products and the provision of services similar or equivalent to the Products and services developed, marketed, sold and licensed by Seller and the Seller India Affiliate in its conduct of the CDS Operations as of the date hereof, and (ii) “Identified Competitive Entity” means, individually, each of PartMiner Inc., Total Parts Plus Inc., Arrow Electronics, Inc. and SiliconExpert Technologies Inc.

(b) Seller agrees that, until the second (2nd) anniversary of the Closing Date, Seller and its affiliates shall not hire any Transferred Employee; provided, however, that Seller may hire (i) any Transferred Employee that has been involuntarily terminated by Buyer or Buyer India Affiliate or (ii) with the prior consent of Buyer, which consent shall not be unreasonably withheld, any Transferred Employee that has voluntarily terminated his or her employment with Buyer or Buyer India Affiliate absent any directed solicitation by Seller or Seller India Affiliate.

(c) If any covenant or provision in this Section 5.4 is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision. If any such provisions are determined by any court to be invalid or unenforceable by reason of such provisions extending for too great a period of time or over too great a geographical area, the provisions of this Section 5.4 hereof shall be interpreted to extend only over the maximum period of time and geographical area which such court determines to be valid and enforceable. Seller recognizes and agrees that the violation of the provisions of this Section 5.4 cannot be reasonably or adequately compensated in damages and that, in addition to any other relief to which Buyer may be entitled at law or in equity by reason of such violation, notwithstanding any other provision in this Agreement to the contrary, Buyer shall also be entitled to permanent and temporary injunctive and equitable relief, including specific performance, with respect to any such violation of this Section 5.4.

SECTION 5.5. New Business. Any new business (including any new customers or any current customer renewals) that is created or entered into after the date hereof and prior to the Closing Date shall be billed by Buyer to the end customer on or after the Closing Date, and Buyer will remit to Seller on the Closing Date an amount of cash which fairly reflects the pro rata share of revenue calculated on the basis of the number of days between the date of creation or execution thereof to the Closing Date divided by the total number of days in the total contract period.

SECTION 5.6. Remittance. In the event that Seller receives any payment which is identified as a payment in respect of an account receivable of the CDS Operations included in the Assets pursuant to Section 1.1(j), Seller will promptly remit such payment to Buyer.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1. Conditions Precedent to Obligations of Buyer. The obligation of Buyer and the Buyer India Affiliate to purchase the Assets shall be subject to the satisfaction or waiver on the Closing Date of the following conditions precedent (which shall not be construed as covenants):

(a) No Injunctions or Restraints. No action or proceeding shall have been instituted or threatened by or before any person, court or Governmental Entity to restrain or prohibit or recover material damages on account of the transactions contemplated by this Agreement.

(b) Consents. All consents set forth on Schedule 6.1(b) shall have been obtained. All other consents, approvals and waivers from third parties and Governmental Authorities and other parties necessary to permit Seller and the Seller India Affiliate to transfer the Assets to Buyer and the Buyer India Affiliate shall have been obtained, except where the failure to obtain any such other consent, approval or waiver would not have a Material Adverse Effect.

(c) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Buyer shall have received a certificate signed by an authorized officer of Seller to such effect.

(d) Performance of Obligations of Seller. Seller shall have performed all material obligations required to be performed by it under this Agreement on or prior to the Closing Date, and Buyer shall have received a certificate signed by an authorized officer of Seller to such effect.

(e) Material Adverse Effect. There shall not have occurred a Material Adverse Effect, nor shall there have occurred any event that could reasonably be expected to result in a Material Adverse Effect.

SECTION 6.2. Conditions Precedent to Seller’s Obligation. The obligation of Seller and the Seller India Affiliate to sell, assign, transfer, convey and deliver the Assets is subject to the satisfaction or waiver on the Closing Date of each of the following conditions precedent (which shall not be construed as covenants):

(a) No Injunctions or Restraints. No action or proceeding shall have been instituted or threatened by or before any person, court or Governmental Entity to restrain or prohibit or recover material damages on account of the transactions contemplated by this Agreement.

(b) Consents. All consents set forth on Schedule 6.1(b) shall have been obtained. All other consents, approvals and waivers from third parties and Governmental Authorities and other parties necessary to permit Seller and the Seller India Affiliate to transfer the Assets to Buyer and the Buyer India Affiliate shall have been obtained, except where the failure to obtain any such other consent, approval or waiver would not have a Material Adverse Effect.

(c) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Seller shall have received a certificate signed by an authorized officer of Buyer to such effect.

(d) Performance of Obligations of Buyer. Buyer shall have performed all material obligations required to be performed by it under this Agreement on or prior to the Closing Date, and Seller shall have received a certificate signed by an authorized officer of Buyer to such effect.

ARTICLE VII

TERMINATION AND AMENDMENT

SECTION 7.1. Termination. This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Buyer;

(b) by Seller, if Buyer has (A) failed to comply with or perform in any material respect any covenant or agreement contained in this Agreement or (B) has breached any representation or warranty made by it in this Agreement which breach has a material adverse effect on Buyer, and, in either of such cases, has not cured such breach or failure within twenty (20) days of written notice thereof;

(c) by Buyer, if Seller has (A) failed to comply with or perform in any material respect any covenant or agreement contained in this Agreement or (B) has breached any representation or warranty made by it in this Agreement which breach has a Material Adverse Effect, and, in either of such cases, has not cured such breach or failure within twenty (20) days of written notice thereof;

(d) by either Seller or by Buyer, by written notice to the other party, if the Closing has not been consummated by December 15, 2005 (or December 31, 2005 if Seller so elects to extend to such date), and such failure to consummate is not caused by a breach of this Agreement (or any representation, warranty, covenant, or agreement included herein) by the party electing to terminate pursuant to this clause (d); or

(e) by either Seller or by Buyer, by written notice to the other party, if there shall be any law or regulation that makes consummation of the Acquisition illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Seller or Buyer from consummating the Acquisition is entered and such judgment, injunction, order or decree shall become final and nonappealable.

SECTION 7.2. Effect of Termination. In the event of termination of this Agreement in accordance with Section 7.1, this Agreement shall forthwith become void and have no effect; provided, that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

SECTION 7.3. Amendment. This Agreement may not be amended except by an instrument in writing signed by the party against whom enforcement of any such amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by any other party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.1. Indemnification by Seller. Subject to the terms and conditions of Section 8.3, from and after the Closing Seller shall indemnify Buyer and its affiliates and their respective partners, officers and directors (the “Buyer Indemnified Parties”) against, and hold them harmless from, any loss, liability, claim, damage or expense, including reasonable legal fees and expenses, but excluding punitive damages, lost profits (including damages for loss of business reputation and diminution in value) and other unforeseen or consequential damages (“Losses”), suffered or incurred by any such Buyer Indemnified Party as a direct consequence of (a) any breach of any representation or warranty of Seller contained in this Agreement which by the terms of Section 8.3(f) survives the Closing, (b) any breach of any covenant of Seller contained in this Agreement (other than a breach of Section 4.1(c)), or (c) any non-performance by Seller of the Excluded Liabilities.

SECTION 8.2. Indemnification by Buyer. Buyer shall indemnify Seller and its affiliates and their respective partners, officers and directors (the “Seller Indemnified Parties”) against, and hold them harmless from, any Losses suffered or incurred by any such Seller Indemnified Party as a direct consequence of (a) any breach of any representation or warranty of Buyer contained in this Agreement which by the terms of Section 8.3(f) survives the Closing, (b) any breach of any covenant of Buyer contained in this Agreement, (c) any non-performance by Buyer of the Assumed Liabilities or (d) the use, occupancy, ownership or operation of the Assets or the CDS Operations from and after the Closing.

SECTION 8.3. Indemnification Limitations and Procedures.

(a) Notwithstanding anything to the contrary in this Agreement, no Buyer Indemnified Party shall be entitled to indemnification pursuant to Section 8.1(a) unless the aggregate amount of all Losses for which Buyer Indemnified Parties would, but for this sentence, be entitled to receive indemnification pursuant to Section 8.1(a) exceeds an amount equal to THREE HUNDRED THOUSAND DOLLARS ($300,000) and then only to the extent of any such aggregate excess; provided, however, that in no event will the Buyer Indemnified Parties be entitled to receive in the aggregate an amount in excess of FOUR MILLION, FIVE HUNDRED THOUSAND DOLLARS ($4,500,000) pursuant to Section 8.1(a). Notwithstanding anything to the contrary in this Agreement, the Buyer Indemnified Parties shall not be entitled to receive any indemnification pursuant to Section 8.1(a) and (b) in an amount in the aggregate in excess of the Purchase Price.

(b) Notwithstanding anything to the contrary in this Agreement, no Seller Indemnified Party shall be entitled to indemnification pursuant to Section 8.2(a) unless the aggregate amount of all Losses for which Seller Indemnified Parties would, but for this sentence, be entitled to receive indemnification pursuant to Section 8.2(a) exceeds an amount equal to THREE HUNDRED THOUSAND DOLLARS ($300,000) and then only to the extent of any such aggregate excess; provided, however, that in no event will the Seller Indemnified Parties be entitled to receive in the aggregate an amount in excess of FOUR MILLION, FIVE HUNDRED THOUSAND DOLLARS ($4,500,000) pursuant to Section 8.2(a). Notwithstanding anything to the contrary in this Agreement, the Seller Indemnified Parties shall not be entitled to receive any indemnification pursuant to Section 8.2(a) and (b) in an amount in the aggregate in excess of the Purchase Price.

(c) Buyer and Seller acknowledge and agree that, from and after the date hereof, their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (including the documents and instruments referred to herein) shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, as a material inducement for the execution and delivery of this Agreement by Seller, Buyer, on behalf of itself and its affiliates, hereby waives, from and after the date hereof, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Seller (or its affiliates or representatives) relating to the subject matter of this Agreement (including the documents and instruments referred to herein), the CDS Operations, the Assets or otherwise, whether known or unknown, including claims arising under or based upon any federal, state or local statute, law, ordinance, rule or regulation, except claims brought under and subject to the terms of this Agreement and except for claims for fraud.

(d) Buyer acknowledges and agrees that, other than the representations and warranties of Seller expressly set forth in this Agreement, there are no representations or warranties of Seller expressed or implied relating to the subject matter of this Agreement (including the documents and instruments referred to herein), the CDS Operations or the Assets and that there shall be no claim against Seller or its affiliates or representatives or right to indemnification with respect to any information (whether written or oral), documents or materials furnished by such parties (or any of their affiliates or representatives) to Buyer or any of its affiliates or representatives, including any “business plan,” “executive summary,” offering memorandum or other marketing materials, or any information contained therein, or any projections, estimates or budgets heretofore delivered to or made available to Buyer of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of relating to the CDS Operations or the Assets. Except as expressly provided in this Agreement, Buyer is accepting the Assets on an “AS IS, WHERE IS, with all faults” basis.

(e) Amounts paid in respect of indemnification obligations of the parties pursuant to this Article VIII shall be treated as an adjustment to the Purchase Price paid by Buyer for the Assets. In determining the amount of Losses to which an indemnified party is entitled under this Article VIII, full allowance shall be made for any proceeds available and received pursuant to the indemnified party’s insurance policies (net of any increase in premiums relating to such Loss as reasonably demonstrated by the Indemnified Party) or from any third party and for any tax benefit resulting from the indemnified party’s loss, claim or damages. In the event that any such proceeds or recovery are received by an indemnified party after payment of an indemnity claim by an indemnifying party hereunder, the indemnified party shall promptly pay the amount of such proceeds or other recovery to the indemnifying party to the extent it is duplicative with the indemnifying party’s prior payment. For purposes of determining the amount of Losses payable in respect of Section 8.1 or 8.2 for a breach of a representation or warranty, references to any materiality qualification therein shall be disregarded.

(f) The representations and warranties in this Agreement shall survive the Closing solely for purposes of Sections 8.1 and 8.2 of this Agreement and shall terminate at the close of business twelve (12) months following the Closing Date, except that the representation and warranty contained in the first sentence of Section 3.1(f) shall survive without limit as to time. The obligations to indemnify and hold harmless a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be, (x) pursuant to Sections 8.1(a) and 8.2(a), shall terminate when the applicable representation or warranty terminates, and (y) pursuant to the other clauses of Sections 8.1 and 8.2, shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice stating in reasonable detail the basis of such claim to the party providing the indemnification.

SECTION 8.4. Procedures Relating to Indemnification.

(a) A party seeking indemnification pursuant to Section 8.1 or 8.2 (an “Indemnified Party”) shall give notice to the other party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any claim or assessment within thirty (30) days after a senior officer of such Indemnified Party has actual knowledge of such claim or assessment), and shall notify the Indemnifying Party of the commencement of any action, suit, audit or proceeding by a third party in respect of which indemnity may be sought hereunder (a “Third Party Claim”) within thirty (30) days of such commencement. Failure to give notice to the Indemnifying Party as provided in the proceeding sentence, however, shall not relieve the Indemnifying Party of any liability it may have to the Indemnified Party except to the extent the Indemnifying Party is prejudiced by the delay. Any such notice shall specify in reasonable detail the claim, assessment, action, suit, audit or proceeding. The Indemnified Party will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) business days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within thirty (30) days following receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume the defense of such Third Party Claim, using counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. Regardless of whether the Indemnifying Party elects to assume the defense of any such Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, which consent will not be unreasonably withheld.

(b) The Indemnifying Party or the Indemnified Party, as the case may be, shall in any event have the right to participate, at its own expense, in the defense of any Third Party Claim which the other is defending.

(c) The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim, shall have the right to consent to the entry of judgment with respect to, or otherwise settle such Third Party Claim, provided that the sole relief is monetary damages and as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be obligated to satisfy and discharge such judgment or settlement. Otherwise, such settlement only may be made with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

(d) Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1. Notices. All notices and other communications given under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery, if delivered personally, (b) on the date of transmission, if sent via facsimile transmission to the facsimile number given below, and telephonic or written confirmation of receipt is obtained promptly after completion of transmission (and a separate copy is sent as provided in clause (c) below), (c) the business day after the date of delivery to a reputable and recognized next-day express courier service, or (d) three (3) business days after (or, in the case of a notice or communication sent overseas, ten (10) business days after) being mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Buyer, to

IHS Part Management Inc.

15 Inverness Way East

Englewood, Colorado 80112

Attention: President

With copy to:

IHS Group Services Inc.

1350 Avenue of Americas, Suite 840

New York, New York 10019

Attention: General Counsel

(b)	if to Seller, to

i2 Technologies US, Inc.

11701 Luna Road

Dallas, Texas 75234

Attention: General Counsel

SECTION 9.2. Interpretation. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of interpretation arises, this Agreement and the other documents and instruments executed in connection with this Agreement shall be construed as if drafted jointly, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or such other documents and instruments. When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section, Schedule or Exhibit of this Agreement unless otherwise indicated. All references to Schedules herein shall be deemed to be a reference to such Schedule as it may be amended on or prior to the Closing Date. It is understood that Seller may include in the disclosure schedules to this Agreement or elsewhere items which would not have a Material Adverse Effect within the meaning of such term to avoid any misunderstanding or for any other reason, and such inclusion shall not be deemed to be an acknowledgement by Seller that such items would have a Material Adverse Effect or further define or bear on the meaning of such term for the purposes of this Agreement. When the words “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “person” shall mean any individual, firm corporation, partnership, limited liability company, trust, joint venture, Government Entity or other entity. When any representation or warranty in Section 3.1 is made “to the knowledge of Seller,” such term shall mean only the actual knowledge of the persons listed on Schedule 9.2, and the knowledge of no other person shall be imputed to any such person or to Seller. All accounting terms not defined in this Agreement shall have the meanings determined by generally accepted accounting principles as of the date of this Agreement. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

SECTION 9.3. Severability. If any provision of this Agreement or the application of any such provision shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

SECTION 9.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.

SECTION 9.5. Entire Agreement. This Agreement (including the documents and instruments referred to herein) and the Schedules and Exhibits hereto constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

SECTION 9.6. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas applicable to agreements made and to be performed entirely within the State of Texas, without regard to the conflicts of law principles of such state.

SECTION 9.7. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties.

SECTION 9.8. No Third-Party Beneficiaries. Except as set forth in Article VIII, nothing herein expressed or implied shall be construed to give any person other than the parties hereto (and their successors and assigns permitted by Section 9.7) any legal or equitable rights hereunder.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of Seller and Buyer, all as of the date first written above.

IHS PARTS MANAGEMENT INC.

By:
Name:
Title:

i2 TECHNOLOGIES US, INC.

By:
Name:
Title:

ACCEPTED AND AGREED as of the date first written above.

IHS PARTS MANAGEMENT PRIVATE LIMITED

By:
Name:
Title:

i2 TECHNOLOGIES SOFTWARE PRIVATE LIMITED

By:
Name:
Title: